UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 7, 2012

NBT BANCORP INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14703	16-1268674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815

(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 337-2265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2012, NBT Bancorp Inc. (“NBT Bancorp”) and Alliance Financial Corporation (“Alliance”) entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which Alliance will merge with and into NBT Bancorp (the “Merger”), whereupon the separate corporate existence of Alliance will cease and NBT Bancorp will continue as the surviving corporation. The Merger Agreement also provides for Alliance Bank, N.A., a wholly-owned subsidiary of Alliance, to be merged with and into NBT Bank, N.A., a wholly-owned subsidiary of NBT Bancorp (“NBT Bank”), following completion of the Merger.

The Merger Agreement has been unanimously approved by the boards of directors of each of NBT Bancorp and Alliance. Subject to the required approvals of NBT Bancorp and Alliance shareholders, requisite regulatory approvals and other customary closing conditions, the Merger is expected to be completed in the second quarter of 2013.

Under the terms of the Merger Agreement, shareholders of Alliance will be entitled to receive, for each share of Alliance common stock, 2.1779 shares of NBT Bancorp common stock and cash in lieu of any fractional share. The transaction is valued at $48.00 per Alliance share based on NBT Bancorp’s average closing stock price of $22.04 for the five-day trading period ending on October 5, 2012. The Merger is valued at approximately $233.4 million, and NBT Bancorp expects to issue approximately 10.5 million shares of its common stock in the Merger. The receipt of NBT Bancorp common stock by shareholders of Alliance is expected to be tax-free.

The Merger Agreement includes customary representations, warranties and covenants of Alliance and NBT Bancorp. Alliance has agreed to operate its business in the ordinary course consistent with past practice until the closing of the Merger and not to engage in certain kinds of transactions during such period (without the prior written consent of NBT Bancorp). Alliance also agreed to cease all existing, and agreed not to solicit or initiate any additional, discussions with third parties regarding other proposals to acquire Alliance, and to certain restrictions on its ability to respond to such proposals, subject to fulfillment of certain fiduciary requirements of its Board of Directors.

The Merger Agreement also includes certain termination provisions for both NBT Bancorp and Alliance and provides that, in connection with the termination of the Merger Agreement under specified circumstances, Alliance may be required to pay NBT Bancorp a termination fee of approximately $9.3 million. Among the termination rights, Alliance has the right to terminate the Merger Agreement if (i) the average closing price of NBT Bancorp common stock for a specified period prior to closing of the Merger is less than $17.74 and (ii) NBT common stock underperforms a specified peer-group index by more than 20%, subject to NBT Bancorp’s right to increase the exchange ratio to avoid such termination.

As noted above, consummation of the Merger is subject to various conditions, including (i) receipt of the requisite approval of the shareholders of Alliance, (ii) receipt of the requisite approval of the stockholders of NBT Bancorp, (iii) receipt of regulatory approvals, (iv) the absence of any law or order prohibiting the closing, and (v) the effectiveness of the registration statement to be filed by NBT Bancorp with respect to the stock to be issued in the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the representations and warranties of the other party and compliance of the other party with its covenants in all material respects.

In connection with the execution of the Merger Agreement, Jack H. Webb, the Chairman of the Board, President and Chief Executive Officer of Alliance, entered into a voting agreement

(the “Voting Agreement”) with NBT Bancorp pursuant to which Mr. Webb has agreed, among other things, to vote his shares of Alliance common stock in favor of the approval of the Merger Agreement and the transactions contemplated thereby. Shares beneficially owned by Mr. Webb represented approximately 1.2% of the shares of Alliance common stock outstanding on the date of the Merger Agreement.

In connection with the Merger Agreement, NBT Bancorp and Mr. Webb also entered into an Employment Agreement (the “Employment Agreement”), which will be effective upon the closing of the Merger. Pursuant to the Employment Agreement, Mr. Webb will serve as an executive of NBT Bancorp for a period of one year and will receive an annual salary of $300,000, a minimum bonus of $180,000 for calendar year 2013, and a grant of 5,000 restricted stock units of NBT Bancorp. Under the Employment Agreement, Mr. Webb has agreed to be subject to certain non-competition and non-solicitation covenants for a period of two years following the termination of his service relationship with NBT Bancorp. The Employment Agreement also provides for a lump sum payment to Mr. Webb in the amount of approximately $1.9 million (subject to reduction to the extent such payment would constitute an “excess parachute payment” under the Internal Revenue Code) in satisfaction of all rights to payment under Mr. Webb’s existing employment agreement with Alliance.

In addition, Mr. Webb will be appointed to the Boards of Directors of NBT Bancorp and NBT Bank immediately following the closing of the Merger. In addition to Mr. Webb, the Merger Agreement provides that two other Alliance directors to be agreed upon by the parties will be elected to the NBT Bancorp Board of Directors in connection with the Merger.

NBT Bancorp and Alliance also entered into Settlement Agreements with John H. Watt, Executive Vice President of Alliance, and J. Daniel Mohr, Executive Vice President and Chief Financial Officer of Alliance (the “Settlement Agreements”), pursuant to which each executive of Alliance will receive a lump sum payment ($725,850 for Mr. Watt and $677,570 for Mr. Mohr) and certain benefits upon the closing of the Merger in satisfaction of all rights under such executive’s existing employment agreement with Alliance. Such payments would have otherwise been triggered absent the settlement agreement due to the executive’s termination of employment in connection with the Merger.

The foregoing descriptions of the Merger Agreement, the Voting Agreement, the Employment Agreement and the Settlement Agreements are included to provide you with information regarding their respective terms. Such descriptions do not purport to be complete descriptions and are qualified in their entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 (including the Voting Agreement, Employment Agreement and Settlement Agreements which are exhibits thereto), and is hereby incorporated into this report by reference. The Merger Agreement contains customary representations and warranties of NBT Bancorp and Alliance made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between NBT Bancorp and Alliance and are not intended to provide factual, business, or financial information about NBT Bancorp or Alliance. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between NBT Bancorp and Alliance rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement.

Additional Information and Where to Find It

In connection with the Merger, NBT Bancorp intends to file with the Securities and Exchange Commission a registration statement on Form S-4, which will include a joint proxy statement of NBT Bancorp and Alliance, and other relevant materials in connection with the proposed transaction. Investors and security holders of NBT Bancorp and Alliance are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about NBT Bancorp, Alliance and the proposed transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by NBT Bancorp or Alliance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed by NBT Bancorp with the SEC by directing a written request to Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Investors may obtain free copies of the documents filed by Alliance with the SEC by directing a written request to J. Daniel Mohr, Executive Vice President and Chief Financial Officer, Alliance Financial Corporation, 120 Madison Street, 18th Floor, Syracuse, New York 13202. This report does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

Participant Information

NBT Bancorp and Alliance and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NBT Bancorp and the shareholders of Alliance in connection with the proposed Merger. Information about the directors and executive officers of NBT Bancorp is set forth in the proxy statement, dated March 30, 2012, for NBT Bancorp’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Information about the directors and executive officers of Alliance is set forth in the proxy statement, dated April 6, 2012, for Alliance’s 2012 annual meeting of shareholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus included in the Form S-4 when it becomes available.

This document contains statements about future events that constitute forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond the control of NBT Bancorp, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) the parties may fail to satisfy the conditions to closing for the Merger in a timely manner or at all; (2) the Alliance shareholders or the NBT Bancorp stockholders may fail to approve the Merger; (3) the parties may fail to obtain the necessary governmental approvals or adverse regulatory conditions may be imposed in connection with such approvals; (4) the announcement and pendency of the Merger may result in disruption to the parties’ businesses; (5) NBT Bancorp may encounter difficulties related to the integration of the businesses following the Merger; (6) competitive pressures among depository and other financial institutions may increase significantly; (7) revenues may be lower than expected; (8) changes in the interest rate environment may reduce interest margins; (9) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (10) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT Bancorp and Alliance are engaged; (11) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT Bancorp and Alliance; (12) adverse changes that may occur in the securities markets or with respect to inflation; (13) political instability; (14) acts of war or terrorism; (15) natural disasters; and (16) other risks and uncertainties disclosed from time to time in documents that NBT Bancorp and Alliance file with the SEC. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT Bancorp does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 7, 2012, by and between NBT Bancorp Inc. and Alliance Financial Corporation*

99.1	Joint press release of NBT Bancorp Inc. and Alliance Financial Corporation dated October 8, 2012

* Schedules omitted. NBT Bancorp Inc. will furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NBT BANCORP INC.

Date: October 9, 2012	By:	/s/ Martin A. Dietrich
Name: Martin A. Dietrich Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 7, 2012, by and between NBT Bancorp Inc. and Alliance Financial Corporation*

99.1	Joint press release of NBT Bancorp Inc. and Alliance Financial Corporation dated October 8, 2012

* Schedules omitted. NBT Bancorp Inc. will furnish supplementally a copy of any omitted schedule to the SEC upon request.

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